Exhibit 99.1

               Hydromer, Inc. Notified of Patent Award
            for a Polymer Coating to Improve Radio-Opacity


    BRANCHBURG, N. J.--(BUSINESS WIRE)--July 23, 2003--The United States Patent and Trademark Office has notified the Company that patent 6,599,448 for Hydromer's newest coating technology, developed originally for improving radio- visualization of stents and other small medical devices will be issued on July 29, 2003. The technology involves a coating which contains a covalently cross linked radio-opaque polymer to improve visualization of stents, wires, catheters, and other thin medical devices which normally will not show up on an X-Ray. One advantage to this invention is that it does not use high barium particle load or ion implantation, avoiding galvanic, processing, mechanical property changes, and tolerance or leaching issues. It is an excellent alternative to high barium loading in extrusions or ion bombardment and is very cost-effective as only one application for multiple purposes is required. An additional advantage is that the coating can also be used to deliver drugs in addition to improving visualization.
    Mr. Manfred Dyck, President and C.E.O. commented, "This technology will be immediately useful in helping physicians visualize small coronary stents. It has the additional ability to deliver medications to slow down the body's reaction to a foreign device, which tends to occlude the implant."
    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.
    Symbol: HYDI.OB OTC Bulletin Board
    HDO BSX, Boston Stock Exchange


    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908/722-5000